Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of ImageWare Systems, Inc. on Form S-1 to be filed with the Commission on or about January 17, 2008 of our Independent Registered Public Accounting Firm’s Report dated April 17, 2007 covering the consolidated financial statements of ImageWare Systems, Inc., as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004, which is in its Form 10-K for the year ended December 31, 2006.

We also consent to the reference to us given as experts in matters of accounting and auditing in this registration statement.

/s/ Stonefield Josephson, Inc.
Los Angeles, California
January 17, 2008